POWELL CAPITAL LLC

EMPLOYEE COMPLIANCE – CODE OF ETHICS

October 1, 2017

Compliance Rules:
Advisers Act

Policy: For Powell Capital (“PC”) to comply with Advisers Act: Rule 206 (4)-7 of the Investment Advisers Act of 1940 (“IA Act”) requires PC to do the following:

1.   Identify here and on Form ADV the individual responsible for Compliance, the CCO. Currently that person is Peter Mafteiu, the Chief Compliance Officer

2.   To develop, publish and implement (these) policies and procedures (“PPs”) reasonably designed to detect and prevent violations of the IA Act

3.   At least annually (through periodic testing and monitoring) assess the adequacy of the compliance program and its implementation

Procedure:

Although not required to write a memo or similar document pursuant to the Rule, it is industry best practice to construct a memorandum of the annual review (and to maintain workpapers demonstrating the review) for each annual review (typically during the first quarter of the following year). This annual review memo is also provided to the Fund CCO as part of the Fund’s 38a-1 Compliance Program.

PC’s CCO also documents exceptions or violations to these PPs. These generally indicate either a revision to these PPs is necessary, or revisions to our business practice.

Investment Company Act

Investment Company Act (Rule 38a-1) requires the Fund Board to adopt PPs reasonably designed to prevent the Fund from violating federal securities laws. This includes oversight of compliance of PC, principal underwriter, administrator and transfer agent (“service providers”). This also includes the Board’s approval of PC’s PP (this document). The Fund itself has its own designated CCO, who has the responsibility to prepare the 38a-1 report to the Fund and the Fund Board.

Below you will find the steps of PC’s Code of Ethics and our overall business policies and procedures, services to the Fund (our only client) including: Trading, Brokerage, Soft Dollars, PC’s compliance requirements, and our compliance program (among others).

Remember: PC and its employees are fiduciaries to the Fund and the Fund’s investors. This means we place the interests of the Fund before those of PC or any employee or our affiliates, including the owner of Powell Capital – Powell Holdings LLC.

Tone, Culture and Conduct

At PC, we put our client first- we do the right thing because it is required by regulation and because it is good business.

Per David Wrench, CEO / CIO: “At Powell Capital, we strive to provide professional and ethical behavior to meet our fiduciary obligations. We believe in good, fair and ethical business practices.”

Training & Education

Policy: To implement these PPs, our CCO will train employees when this document has been approved internally and by the Fund’s board. Training is mandatory – and a sign in sheet is required for attendees.

New hires will be trained one on one, which includes: These PPs and the forms / certifications required, which includes a disciplinary disclosure form (Form ADV and U-4 disciplinary questions in one document).

Policy: PC does not hire employees with a regulatory disciplinary history.

Initial forms include the following, all are in the Appendix to these PPs:

- Exhibit PPC: Certification to these PPs

- Exhibit DD: Disciplinary disclosure

- Exhibit C: Beneficial Account List, Holdings and Members of Household

- Exhibit QR: Quarterly report of security transactions

- Exhibit OBA: Outside Business Activities

- Exhibit GG/GR: Gifts Given or Received

- Exhibit TERRF: Trade Error Report Form

- Exhibit ARC: Advertising Review Checklist

IAR Registrations	Not applicable; PC will not have a person registered in WA State as an IAR as it is not required.
Legal & Regulatory Disclosure	IF you become subject to a legal or disciplinary item, please notify the CCO immediately for assessment and determination IF inclusion in Form ADV Part 1, is required.

Personal Securities Reporting

New Hires: All new hires are provided this PP document upon hire. You then have 10 days to review this PP document and to “attest” to its receipt, review and your acknowledgement of your personal obligation to comply with the requirements of these PPs and our Compliance Program.

Certification	Procedure: Complete the Acknowledgement Form found in the Appendix, Exhibit PPC

Procedure: Please, do not certify to these PPs if you have NOT READ THEM

Existing Employees: As a newly registered entity, with a Fund that is not yet launched, the current employees will read and attest to these PPs once our management agreement with the Fund is approved by the Fund Board.

There will be initially three employees (CEO / CIO; Trader; CCO). The CEO / CIO will review all CCO materials as the CCO cannot review their own.

Prohibition on Insider Trading

This section of the PPs is the Policy and Procedures, required by Sec 204A of the Advisers Act to detect and prevent the miss use of material non-public information. By Policy, we prohibit any employee in possession of material non-public information from:

- Trading the security for themselves, beneficial account, the Fund, or

- To communicate the information to any person while we are in possession of such material

We are required to cease any trading, discussion or recommendation on the security (essentially, the CCO will “black list” the security until further notice, without explanation.)

To close the Material Non-Public prohibition, the information must be available publicly. Once identified as being public, the black list is removed by the CCO and / or CIO.

Our training program outlines examples of this information.

Outside Business Activity (“OBA”)

Policy:

It is our policy to be aware of all employees’ OBA, its impact generally on our business and to monitor these activities for actual or potential conflicts of interest.

We allow employees to be engaged in OBA, including the involvement in other companies in the financial services industry. To do so, you are:

Required, at or prior to being hired, to disclose your current OBA positions on Form OBA

Required to request pre- approval for NEW OBAs prior to your acceptance of the position.

Policy and Procedure:

The CCO is required to document and track all OBAs for each employee of PC

The CCO is required to document, review and either approve or deny all OBA requests. TO do so may include all members of the Compliance & Ops Committee and or the CEO. For the CCO, the CEO will make the final OBA decision

We allow our employees to engage in charitable OBA and also with family members or family related businesses. OBA pre-approval is still required for our overall knowledge and books and records

Pay to Play

Policy:

Although PC develops marketing materials for the Fund, PC is prohibited from the direct distribution of Fund Advertising. All Fund advertising is subject to the review and approval of the Administrator and Distributor of Fund marketing materials, including some (as required) that are submitted to and approved by FINRA

From a pure marketing perspective, PC does not and will not directly market the Fund to governmental agencies resulting in pay to play not being included in these PPs

Pay to play with governmental agencies (state, county, city, town, etc.) are not primary markets for the Fund.

Personal Securities Transactions	It is our Policy to comply with the Code and its requirements for personal trading, gifts and gratuities (given or received) and OBAs. Employees do this by following the procedures, below.

Code Procedures	Step	Action
1

Complete Exhibit DD – Disciplinary Disclosure at or prior to hire

Complete Exhibit PPC: Read and then attest to the PPs as provided (initially and when updated). These are due within 10 days of the date of hire (new) or within 10 days of the date that the updates are provided to you.

	2	Code Report QR: Initially disclose all members of your household (wife, husband, significant other, minor children, parents (if living with you), and other “beneficial ownership accounts” (jtwros with your father, mother, brother, sister, uncle, family friend, etc.)

3

Complete Exhibits B (initial holdings report), Exhibit C (beneficial account and ownership list, members of your household and non-custodied securities (private placements, certificate for securities, etc.)), Exhibit OBA.

Policy:

For New Hires, please disclose on Exhibit C, all members of your household and all “security accounts[1]” that you own or have a beneficial ownership interest. This provides the CCO documentation to determine which of your personal / family accounts are OR are not brokerage accounts that you are required to report each quarter.

Note: Mutual fund only accounts are exempt from reporting or disclosing, except those accounts where the Fund we manage is held. This means that mutual fund only accounts may need to be reported IF the Fund we manage is included in that account.

Policy: You are required to disclose brokerage accounts as follows and ensure duplicate confirmations and statements are sent to PC:

Disclose all brokerage accounts, Initially upon hire

Have duplicate confirmations and statements on the brokerage accounts delivered to PC, attn.: CCO for our compliance and Code records

Quarterly identify closed or opened brokerage account during that calendar quarter

Policy: A brokerage account is defined as an account where a reportable security may be purchased, held or sold. A reportable security is an:

[1]	IT is not PC’s intent to assess your overall financial picture. It is PC’s goal to have knowledge of your Brokerage Accounts versus your security accounts. For example, the CCO and CIO are both aware of security accounts, which are NOT brokerage accounts (as mutual funds only can be purchased, held or sold). These include 401k accounts, HSAs, RIPA accounts, and other accounts that are restricted or limited to mutual funds only (stocks, bonds, options, warrants, etc., cannot be held). If you have any questions, please contact the CCO to assist in your completion of Exhibit C.

Equity security

Option, warrant on an equity

ETF or closed end Fund or UIT (unit investment trust)

Fixed income instruments (except U.S. Government issues and money market mutual funds)

Convertible bonds

The Powell Alternative Income Fund, for whom PC is the investment adviser

Policy: Pre Clearance is required for any request for yourself or a family member / beneficial ownership account when you desire to purchase:

The Powell Alternative Income Fund we manage as investment adviser and portfolio manager. Investing in the Fund is the preferred method for you to receive the benefit of our portfolio management services

• ALL Private placements (Hedge Fund, Private Equity, etc.)

• ALL Initial Public Offerings

All pre-clearance requests are reviewed both by the CIO / PM and by the CCO for approval (or denial). The CCO maintains copies of all requests, approvals or denials.

Policy: Pre-clearance is not generally required by PC for individual securities.

Exception:

You are prohibited from purchasing or selling those securities held by or under assessment or evaluation by the Fund or options / warrants on those securities. The Fund’s securities are for the benefit of the Fund and the Fund’s investors only.

To hold these securities, you are required to be an investor in the Fund.

Procedure: To implement and monitor these personal and beneficial ownership trades is TO BE DETERMINED. We are evaluating software to automate the Code of Ethics and to simplify this process.

Procedure: Securities purchased or held prior to employment are permitted, however, to liquidate (sell) these restricted securities when held by the Fund or under evaluation by our PM, pre-approval is required by the PM (or CCO or Trader) prior to placing the trade.

All approved sell trades in these restricted securities are done on the same day as the approval and at the current market price. GTC, Limit or Stop Loss orders are not permitted.

All personal trades may be at your existing broker dealer, with duplicate confirmations and statements sent to PC Attn.: CCO.

4	What is NOT a reportable security? As indicated above, US Government issues, money market securities and open-ended mutual funds (not managed by PC), except for The Powell Alternative Income Fund that PC manages
5

What is NOT a brokerage account?

Any account where you may hold ONLY mutual funds. This means you cannot buy, sell or hold ETFs, Equities, Options / Warrants, Convertible Bonds, municipal bonds, corporate bonds, etc.

6

It is our Policy to require the reporting of all gifts / gratuities received or provided to any party.

Procedure to Report: If the gift is over $100, report. If the gift is over $200 do not accept or provide the gift. For gifts that you receive exceed this amount, you may return the gift; pay PC the amount of the gift over $200, which will then be donated to charity.

PC monitors all gifts given or received; these limits apply to the same entity / vendor / person, per person, per year.

It is the goal for PC to prevent any person from “buying” preferential treatment or concessions based upon gifts or gratuities.

Gifts you provide to third parties are reimbursable as long as they are under the $200 limit and in accordance with PC’s HR Policies.

7

Sporting events or other meetings are permitted as long as the person providing or sponsoring the event is present. If not, the tickets are a gift with the same limits as above.[2]

This applies to events provided by PC, if any (Seahawk game, Mariners baseball, UW football or basketball, etc.).

8

Public Speaking – Policy: Media Presentations all require pre-clearance or notification to the CCO via email or verbally, with the following information:

When

Where

What

Who or for whom

Topic

Power point, if any. The CCO and Mutual Fund CCO will review and approve prior to your use

Talking points

The CCO logs each request, approved or denied, in our compliance program documentation, with all related materials maintained.

The CCO, using PC’s Exhibit ARC or the Advertising Review Checklist reviews and approves or denies the proposed information. PC’s CCO will not approve any material, which relates to the Fund, its holdings, process and securities under evaluation or the Fund itself. Fund advertising is coordinated by the Fund Administrator and the distributing broker dealer.

10

Not Applicable: Pay to Play – PC does not and will not monitor political contributions, as we do not market our Fund to governmental agencies. In addition, government agencies are NOT clients or prospects of PC at this time.

11

Prohibiting Compliance Violations are your personal responsibility. If you have deficiencies or violations through our compliance program, remedial sanctions are imposed. These are applied as follows:

1st violation: verbal reprimand, documented in your employee file

2nd violation: written reprimand, copy to your employee file

3rd violation: Written reprimand and / or further action, as appropriate. These can include Recertification, loss of privileges, additional training, etc. The 1st and additional violations may also include termination of employment if the violation is significant enough as determined by management.

[2]	For example, vendors may provide tickets to events that allow PC employees from meeting third parties for legitimate business purposes. In these cases, since the provider may not be present, PC treats these tickets as gifts subject to our reporting requirements and value limits.